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                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration File No. 333-82154



                                 URGENT NOTICE!

                                   NAHC, INC.
                            (FORMERLY NOVACARE, INC.)
                              1018 W. NINTH AVENUE
                            KING OF PRUSSIA, PA 19406

                         ANNUAL MEETING OF STOCKHOLDERS
                      HAS BEEN ADJOURNED TO APRIL 17, 2002

          SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 5, 2002

                 THE DATE OF THIS SUPPLEMENT IS MARCH 20, 2002


Dear Valued Stockholder,

     We have previously sent you material relating to the Annual Meeting of Stockholders of NAHC, INC. (formerly NovaCare, Inc.) held on March 19, 2002. The meeting was adjourned until APRIL 17, 2002 in order to allow sufficient time to obtain the required votes on proposal 2 relating to the merger of NAHC into its wholly-owned subsidiary, J. L. HALSEY CORPORATION.

     Your vote is urgently needed to avoid the continued expense of additional solicitations for this proposal. Please sign, date and mail the enclosed proxy card today using the enclosed postage paid overnight envelope provided.

     Alternatively, to save time and effort we are offering a convenient way to vote your shares by telephone. SIMPLY CALL OUR PROXY SOLICITOR, GEORGESON SHAREHOLDER, TOLL-FREE AT 877-620-5286. This service will ensure that your vote is confirmed and posted immediately.

     We appreciate your cooperation in this matter.

                                        By order of the Board of Directors,

                                        David R. Burt
                                        President & CEO


                         PLEASE VOTE YOUR PROXY TODAY!!